As filed with the United States Securities and Exchange Commission July 17,
1998.
                                               Registration No.____________

============================================================================


                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549



                                  FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                          STEWART ENTERPRISES, INC.
            (Exact name of registrant as specified in its charter)


   LOUISIANA          110 VETERANS MEMORIAL BOULEVARD         72-0693290
(State or other             METAIRIE, LOUISIANA 70005      (I.R.S. Employer
jurisdiction of                (504) 837-5880           Identification Number)
incorporation or     (Address, including zip code, and
organization)     telephone number, including area code, of
                  registrant's principal executive offices)


  JOSEPH P. HENICAN, III                              COPY TO:
CHIEF EXECUTIVE OFFICER AND                      L.R. MCMILLAN, II
VICE CHAIRMAN OF THE BOARD                    JONES, WALKER, WAECHTER,
STEWART ENTERPRISES, INC.                POITEVENT, CARRERE & DENEGRE, L.L.P.
     P.O. BOX 19925                       201 ST. CHARLES AVENUE, 51ST FLOOR
NEW ORLEANS, LOUISIANA  70179            NEW ORLEANS,  LOUISIANA  70170-5100
   (504) 837-5880                                   (504) 582-8188

(Name, address, including zip
 code, and telephone number,
including area code, of agent
        for service)


       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this registration statement

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
      ---
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the
following box.   X
                ---
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                         ---
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                        ---
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                                      ---


                        CALCULATION OF REGISTRATION FEE

                                                                 Proposed               Proposed
                                                                 maximum                maximum
Title of each                            Amount                  offering               aggregate
class of securities                      to be                   price per              offering                    Amount of
to be registered                         registered(1)           unit(2)                price(2)               registration fee(3)
Class A Common Stock (no par value
    per share)(4)                       $500,000,000            100%                   $500,000,000          $147,500
Preferred Stock
Debt Securities

(1) Such indeterminate principal amount of Debt Securities, and such indeterminate number of shares of Class A Common Stock and Preferred Stock as may from time to time be issued at indeterminate prices. Such amount represents the principal amount of any Debt Securities issued at, or at a premium to, their principal amounts, the issue price rather than the principal amount of any Debt Securities issued at an original issue discount, the stated value of any Prefered Stock, and the amount computed pursuant to Rule 457(c) for any Class A Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee; certain information regarding the proposed maximum offering prices has been omitted pursuant to Instruction II.D of Form S-3 and will be determined from time to time by the registrant in connection with its issuance of the securities registered hereunder.

(3) Calculated pursuant to Rule 457(o) promulgated under the Securities Act of 1933.

(4) Also includes such indeterminate number of shares of Class A Common Stock as may be issued upon conversion of or exchange for any class or series of Preferred Stock that provides for conversion or exchange into Class A Common Stock.
                               ________________

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED JULY 17, 1998
PROSPECTUS
                                 $500,000,000
                           Stewart Enterprises, Inc.
                             Class A Common Stock
                                Preferred Stock
                                Debt Securities


   Stewart Enterprises, Inc. (the "Company") may offer from time to time (i) shares of class A common stock ("Class A Common Stock"), (ii) shares of preferred stock ("Preferred Stock"), and (iii) debt securities ("Debt Securities") consisting of debentures, notes and/or other evidences of indebtedness in one or more series, in an aggregate amount not to exceed $500,000,000 (or the U.S. dollar equivalent thereof if any such securities are denominated in a foreign currency or currency unit). The Class A Common Stock, Preferred Stock, and Debt Securities (collectively, the "Securities") may be offered, separately or together, in one or more series or classes, in amounts, at prices and on terms to be determined at the time of sale and set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement"). The Debt Securities will rank pari passu with all other unsubordinated and unsecured indebtedness of the Company. The Company will receive all of the net proceeds from the sale of the Securities.

   The Securities may be denominated in U.S. dollars or in another currency or currency unit (such as the European Currency Unit), and the principal of (and premium, if any, on) and interest on the Securities may be payable in U.S. dollars or such foreign currency or currency unit. The specific terms of the Securities in respect to which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable, among other things (i) in the case of Class A Common Stock, the number of shares offered and the initial public offering price thereof; (ii) in the case of Preferred Stock, the number of shares offered and the designation and stated value, any dividend, liquidation, redemption, conversion, voting or other rights and preferences, and the initial public offering price thereof; and (iii) in the case of Debt Securities, the specific designation, aggregate principal amount, currency or currency unit in which the principal and any premium or interest may be payable, authorized denominations, maturity, any premium, any interest rate (which may be fixed or variable), any interest payment dates, any optional or mandatory redemption terms, and any other terms of such series. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to the Securities covered by the Prospectus Supplement.

   The Company may sell the Securities directly to one or more purchasers or to or through underwriters, dealers or agents. If any underwriters, dealers or agents are involved in the sale of the Securities, the accompanying Prospectus Supplement will set forth their names, the principal amounts, if any, to be purchased by underwriters, any applicable fees, commissions or discounts, and the net proceeds to the Company.

   THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.



 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
        EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.



                The date of this Prospectus is ________, 1998.

   IN CONNECTION WITH AN OFFERING OF SECURITIES, THE UNDERWRITERS, IF ANY, MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON ANY SECURITIES EXCHANGE ON WHICH SUCH SECURITIES MAY BE LISTED, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


                             AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). Such reports, proxy statements and other information may also be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

   The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933 with respect to the Securities offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered hereunder, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made for a full statement of the provisions thereof.


                      DOCUMENTS INCORPORATED BY REFERENCE

   The following documents filed by the Company with the Commission are hereby incorporated by reference into this Prospectus (the Company's Exchange Act file number is 0-19508): (i) the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1997, filed January 29, 1998; (ii) the description of the Company's Class A Common Stock set forth in its Registration Statement on Form 8-A under the Exchange Act dated September 5, 1991; (iii) the Company's Quarterly Reports on Form 10-Q for the quarter ended January 31, 1998, filed March 17, 1998; and for the quarter ended April 30, 1998, filed June 15, 1998; and (iv) the Company's Current Reports on Form 8-K, dated December 17, 1997, filed December 18, 1997; dated March 10, 1998, filed March 10, 1998; dated April 8, 1998, filed April 9, 1998; dated April 17, 1998, filed April 17, 1998; dated April 21, 1998, filed April 24, 1998; dated May 15, 1998, filed May 15, 1998; and dated June 9, 1998, filed June 10, 1998.

   All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.

   Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The Company will provide without charge to each person to whom this Prospectus has been delivered, upon written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Stewart Enterprises, Inc.,
Attention: Kenneth C. Budde, 110 Veterans Memorial Boulevard, Metairie, Louisiana 70005, telephone (504) 837-5880.

                                  THE COMPANY

   Stewart Enterprises, Inc. (the "Company") is the third largest provider of products and services in the death care industry in North America and currently operates in North America, South America, Europe and the Pacific Rim. The Company is a leader in the industry's trend toward consolidation and has acquired most of its current operations through acquisitions.

   The Company provides a complete range of death care products and services both at and prior to the time of need. The Company's funeral homes and cemeteries are located primarily in metropolitan areas and are generally organized in "clusters," which are groups of integrated funeral homes and cemeteries. The Company also develops combined cemetery and funeral home facilities, whereby the funeral home is located at and operated in conjunction with the cemetery. The Company believes that it owns and operates one or more of the premier death care facilities in each of its principal markets. The Company also believes that it is an industry leader in the marketing and sale of prearranged funeral and cemetery services and products.

   The Company has an experienced management team and a decentralized organizational structure that allows local funeral home directors and cemetery managers to best serve their location's particular needs. The company has three principal objectives: (i) to provide the highest level of quality, service and value to each family it serves; (ii) to attract, retain and reward highly qualified individuals to operate its businesses; and (iii) to pursue a strategy of disciplined internal and external growth, with the ultimate goal of enhancing shareholder value.

   The Company's business was founded by the Stewart family in 1910, and the Company was incorporated as a Louisiana corporation in 1970. The Company's principal executive offices are located at 110 Veterans Memorial Boulevard, Metairie, Louisiana 70005, and its telephone number is 504-837-5880.


                                USE OF PROCEEDS

   Unless otherwise described in the accompanying Prospectus Supplement, the net proceeds from the sale of Securities will be used by the Company for general corporate purposes, which may include the repayment of outstanding indebtedness, acquisitions, capital expenditures and working capital.


                      RATIO OF EARNINGS TO FIXED CHARGES

   The Company's ratio of earnings to fixed charges was as follows for the years and period indicated:



                                                                     SIX MONTHS
                                                                        ENDED
                     YEARS ENDED OCTOBER 31,                          APRIL 30,
      ----------------------------------------------------           ----------
      1993        1994        1995        1996        1997              1998
      ----        ----        ----        ----        ----              ----
      5.15        5.30        2.72(1)     3.98        3.65(2)           .70(3)

_______
(1)Pretax earnings from continuing operations for fiscal year 1995 includes a non-recurring, non-cash charge to earnings of $17.3 million in connection with the vesting of the Company's performance-based stock options. Excluding the charge, the Company's ratio of earnings to fixed charges for fiscal 1995 would be 3.43.

(2)Excluding the cumulative effect of a change in accounting principles.

(3)Pretax earnings from continuing operations for the six months ended April 30, 1998 includes a non-recurring, non-cash charge to earnings of $76.8 million in connection with the vesting of the Company's performance-based stock options. Excluding the charge, the Company's ratio of earnings to fixed charges for such period would be 4.33. Because of the stock option charge, pretax earnings during the six-month period were insufficient to cover fixed charges, and $6.3 million of pretax earnings would be required to eliminate the deficiency.
                                _______________

   For purposes of computing the ratio of earnings to fixed charges, earnings consist of pretax earnings from continuing operations plus fixed charges (excluding interest capitalized during the period). Fixed charges consist of interest expense, capitalized interest, amortization of debt expense and discount or premium relating to any indebtedness and the portion of rental expense that management believes to be representative of the interest component of rental expense.

   During the periods presented the Company had no preferred stock outstanding. Therefore, the ratio of earnings to combined fixed charges and preference dividends was the same as the ratio of earnings to fixed charges for each of the periods presented.


                      DESCRIPTION OF CLASS A COMMON STOCK

GENERAL

   As of the date of this Prospectus, the Company's Articles of Incorporation authorize the issuance of an aggregate of 150,000,000 shares of Class A Common Stock, no par value per share, and 5,000,000 shares of Class B Common Stock, no par value per share. As of June 30, 1998, 94,184,203 shares of Class A Common Stock and 3,555,020 shares of Class B Common Stock were outstanding.

CLASS A AND CLASS B COMMON STOCK

   Voting Rights. With respect to all matters submitted to a vote of the shareholders, the record holders of the Class A Common Stock are entitled to one vote per share and the record holders of Class B Common Stock are entitled to ten votes per share. Except as may otherwise be required by law or by the Articles of Incorporation, the holders of the Class A and Class B Common Stock vote together as a single class.

   There is no provision in the Articles of Incorporation for cumulative voting with respect to the election of directors. Accordingly, the holders of more than 50% of the total voting power can, if they choose to do so, elect all of the directors. As of June 30, 1998, Frank B. Stewart, Jr., Chairman of the Board of the Company, was the record holder of 7,784,268 shares of Class A Common Stock and all of the shares of Class B Common Stock, having in the aggregate approximately 33.4% of the total voting power of the Company.

   Other Rights. Subject to the rights of the holders of any outstanding shares of Preferred Stock, holders of Class A and Class B Common Stock are entitled to receive such dividends, in cash, securities or property, as may from time to time be declared by the Board of Directors. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, after payment has been made to the holders of Preferred Stock of the full amount to which they are entitled, the holders of Class A and Class B Common Stock are entitled to share ratably, according to the number of shares held by them, in all remaining assets of the Company available for distribution. Shares of Class A and Class B Common Stock are not redeemable and have no subscription, conversion (except as described below) or preemptive rights.

   Transferability and Convertibility. The Class A Common Stock is freely transferable, subject to applicable securities laws. The transfer of Class B Common Stock is prohibited by the Articles of Incorporation unless such stock is transferred to a "Permitted Transferee," which is defined in the Articles of Incorporation to include, among others, the spouse, lineal descendants and executor of any authorized holder of Class B Common Stock.

   To provide liquidity to holders of Class B Common Stock, the Articles of Incorporation provide that each share of Class B Common Stock is convertible at any time at the option of the record holder into one share of Class A Common Stock. A shareholder desiring to sell an equity interest represented by Class B Common Stock could thereby convert and sell, subject to applicable securities laws, shares of Class A Common Stock. Shares of Class B Common Stock will be automatically converted into an equal number of shares of Class A Common Stock upon transfer to any person other than a Permitted Transferee. Once converted, shares of Class B Common Stock must be canceled and may not be reissued.


                        DESCRIPTION OF PREFERRED STOCK

GENERAL

   The Company's Articles of Incorporation authorize the issuance of 5,000,000 shares of Preferred Stock, par value $1.00 per share. As of the date of this Prospectus, no shares of Preferred Stock are outstanding. Subject to limitations prescribed by law, the Board of Directors is authorized at any time to issue one or more series of Preferred Stock, to determine the designation and size of any such series, and to establish the rights and preferences of the shares of any such series. The particular terms of any series of Preferred Stock offered hereunder will be described in the applicable Prospectus Supplement.

   The summary of terms of the Company's Preferred Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Articles of Incorporation and the articles of amendment relating to each series of the Preferred Stock that will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series.

   The Board of Directors is authorized to determine, and the Prospectus Supplement shall set forth, (i) the respective preferences, limitations and relative rights as between each series of Preferred Stock and the Class A and Class B Common Stock, and (ii) the variations in the preferences, limitations and relative rights as between different series of Preferred Stock.


                        DESCRIPTION OF DEBT SECURITIES

   The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate ("Offered Debt Securities"). The particular terms of the Offered Debt Securities and the extent to which such general provisions may apply will be described in a Prospectus Supplement relating to such Offered Debt Securities.

   The Debt Securities will be issued under an Indenture dated as of December 1, 1996, between the Company and Citibank, N.A., as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture dated as of April 24, 1998, between the Company and the Trustee (as supplemented, the "Indenture"). The Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The statements under this caption relating to the Debt Securities and the Indenture are summaries only and do not purport to be complete. Such summaries make use of terms defined in the Indenture, which terms are capitalized herein. Wherever such terms are used herein or particular provisions of the Indenture are referred to herein, such terms or provisions are incorporated by reference as part of the statements made herein, and such statements are qualified in their entirety by such reference. The italicized parenthetical references below refer to the section numbers in the Indenture, unless otherwise indicated.

   General. The Indenture does not limit the aggregate principal amount of Debt Securities that can be issued thereunder and provides that Debt Securities may be issued from time to time thereunder in one or more series, in each case in such form and with such terms as are established for such series in or pursuant to Board Resolutions or indentures supplemental to the Indenture. (Sections 201 and 301) The aggregate principal amount of Debt Securities currently outstanding under the Indenture is $300,000,000, and the aggregate principal amount of Debt Securities that may be offered and sold pursuant to this Prospectus is limited to $500,000,000, which is the amount of Securities registered under the Registration Statement of which this Prospectus is a part. All Debt Securities will be unsecured obligations of the Company, will rank senior in priority to any subordinated indebtedness of the Company, and will rank pari passu with all other unsecured indebtedness of the Company.

   The Company is a holding company and conducts substantially all of its business through its Subsidiaries. Accordingly, the ability of the Company to meet its obligations under the Indenture and the Debt Securities will depend primarily upon the earnings of its Subsidiaries and upon the receipt by the Company of dividends or other payments from its Subsidiaries. None of the Company's Subsidiaries is prohibited under the Indenture from entering into agreements limiting its ability to make distributions to the Company. The obligations of the Company under the Debt Securities will not be guaranteed by any of the Subsidiaries of the Company. Any right of the Company to participate in any distribution of the assets of its Subsidiaries upon the liquidation, reorganization or insolvency thereof would be subject to the prior claims of creditors (including trade creditors) and preferred stockholders (if any) of such Subsidiaries, except to the extent the claims of the Company itself as a creditor or preferred stockholder of its Subsidiaries may be recognized. As a result, the Debt Securities will be structurally subordinated to any indebtedness or preferred stock of the Company's Subsidiaries. Except as described below, the Indenture does not limit the amount of other indebtedness or securities that may be issued by the Company or its Subsidiaries, nor does it restrict transactions between the Company and its affiliates, the payment of dividends and other distributions by the Company to its stockholders, the making of investments by the Company or the transfer of assets by the Company to its Subsidiaries.

   Unless otherwise indicated in a Prospectus Supplement, the Debt Securities will not benefit from any covenant or other provision that would afford Holders of such Debt Securities special protection in the event of either a change in control of the Company or a highly leveraged transaction involving the Company, except for any such protection provided by the provisions described below under "-Limitation on Liens" or "-Limitation on Sale/Leaseback Transactions."

   Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities: (i) the title and aggregate principal amount of the Offered Debt Securities; (ii) the date or dates on which the Offered Debt Securities will mature; (iii) the rate or rates (which may be fixed or variable) per annum, if any, at which the Offered Debt Securities will bear interest or the method of determining such rate or rates; (iv) the date or dates from which such interest, if any, will accrue, the date or dates at which such interest, if any, will be payable and the record date or dates for the interest payable on any Offered Debt Securities on any interest payment date;
(v) the place or places at which and the manner in which the principal of, or premium or interest on, the Offered Debt Securities will be payable and the place or places at which the Offered Debt Securities may be surrendered for transfer or registration; (vi) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be offered; (vii) the terms for redemption or early payment, if any, including any mandatory or optional sinking fund or analogous provision, and (if applicable) provisions relating to the assignment of the Company's rights under the Indenture; (viii) whether the Offered Debt Securities will be issued in fully registered form or in bearer form or any combination thereof; (ix) whether the Offered Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in temporary global form or permanent global form; (x) the denominations in which the Offered Debt Securities will be issuable; (xi) if other than U.S. dollars, the currency, currencies or currency unit or units in which the Offered Debt Securities will be denominated and in which the principal of, and premium (if any) and interest on, the Offered Debt Securities will be payable; (xii) whether, and the terms and conditions on which, the Company or a Holder may elect that payment of principal of, or premium or interest on, such Offered Debt Securities is to be made in a currency or currencies or currency unit or units other than that in which such Offered Debt Securities are denominated;
(xiii) if the amount of payments of principal of, or premium or interest on, the Offered Debt Securities may be determined with reference to an index, the manner in which such amounts shall be determined; (xiv) information with respect to book-entry procedures, if any; and (xv) any other specific terms of the Offered Debt Securities (which terms shall not be inconsistent with the provisions of the Indenture). Reference is also made to the Prospectus Supplement for information with respect to any additional covenants that may be included in the terms of the Offered Debt Securities. (Section 301)

   Offered Debt Securities may be sold at a discount (which may be substantial) below their stated principal amount and may bear no interest or interest at a rate which at the time of issuance is below market rates. Any material United States federal income tax consequences and other special considerations applicable thereto will be described in the Prospectus Supplement relating to any such Offered Debt Securities.

   No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

   If any Offered Debt Securities are sold for any foreign currency or currency unit or if the principal of, or premium or interest on, any Offered Debt Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such Offered Debt Securities and such foreign currency or currency unit will be set forth in the Prospectus Supplement relating thereto.

   The Indenture and the Offered Debt Securities will be governed by and construed in accordance with the laws of the State of New York. (Section 113)

   Limitation on Liens. The Indenture provides that the Company and its Subsidiaries will not issue, create, incur, assume or suffer to exist any Lien securing Debt on any property or asset without making effective provision whereby any and all Debt Securities of any series then or thereafter outstanding will be secured by a Lien equally and ratably with (or, at the Company's option, prior to) any and all obligations thereby secured for so long as any such obligations shall be so secured. The foregoing restriction will not, however, apply to the Company and its Subsidiaries with respect to: Liens existing on the date of the Indenture (or provided for in after-acquired property clauses under the terms of agreements existing on such date); Liens on any property or other assets to secure Debt incurred for the purpose of (a) financing all or any part of the consideration used to acquire such property or other assets and incurred prior to, at the time of, or within 12 months after, such acquisition or (b) financing all or any part of the cost of construction, improvement, development or expansion of such property or other assets including, without limitation, Liens to secure Debt incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue or development bond financing, which Liens extend solely to the property which is the subject thereof; Liens on any property or other assets existing at the time of acquisition thereof by the Company or its Subsidiaries, including acquisition through merger, consolidation or the purchase of property or other assets, provided that such Liens do not extend to other property or assets of the Company or its Subsidiaries; Liens resulting from a judgment or award contested in good faith; Liens to secure Debt issued or guaranteed by the United States or any state or any department, agency or instrumentality of the United States or any state, which Liens extend solely to the property that is the subject thereof; Liens upon receivables and other assets or properties and the proceeds thereof that may be granted or arise in connection with the transfer, securitization or factoring of some or all of the Company's and its Subsidiaries' receivables; Liens that secure only Debt owing by a Subsidiary to the Company or by the Company to a Subsidiary or by a Subsidiary to another Subsidiary; Liens required by any contract or statute in order to permit the Company or a Subsidiary to perform any contract or subcontract made by it with or at the request of the United States, any State or any department, agency or instrumentality of either; Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits or similar legislation; Liens imposed by law, such as carriers', warehousemen's, landlords', materialmen's, repairmen's and mechanics' liens and other similar liens arising in the ordinary course of business; certain Liens for taxes, assessments or governmental charges or levies; and Liens to secure Debt incurred to extend, refinance, renew, replace or refund (or successive extensions, refinancings, renewals, replacements or refundings) of any Debt secured by any Lien referred to in the foregoing clauses so long as the principal amount of such Debt so secured is not increased. (Section 1005)

   Notwithstanding the foregoing, the Company and its Subsidiaries may, without equally and ratably securing the Debt Securities of any series, issue, assume or guarantee Debt secured by Liens in addition to those permitted by the foregoing paragraph and renew, extend or replace such Liens, provided that the aggregate principal amount of Debt so secured by any such Lien plus any Attributable Debt (as defined below) does not at any one time exceed 15% of Consolidated Net Tangible Assets as shown on the balance sheet of the Company as of the end of the most recent fiscal quarter prior to the incurrence of the Debt for which a balance sheet is available.

   "Capitalized Lease Obligation" of any Person means any obligation that is required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with generally accepted accounting principles. (Section 101)

   "Consolidated Net Tangible Assets" means the total amount of assets (less applicable reserves and other properly deductible items) of the Company and its Subsidiaries on a consolidated basis after deducting therefrom: (i) all current liabilities (excluding any thereof which are by their terms extendable or renewable at the option of the obligor thereon to a time more than twelve months after the time as of which the amount thereof is being computed) and
(ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and other like intangible assets. (Section 101)

   "Debt" means (without duplication), with respect to the Company and its Subsidiaries, all obligations of the Company and its Subsidiaries, whether evidenced by bonds, debentures, notes or other similar instruments, for repayment of borrowed money, provided, that if the Debt is nonrecourse, the amount of Debt shall be limited to the value of the assets securing the Debt, all Capitalized Lease Obligations of the Company and its Subsidiaries, all Debt of other Persons secured by a Lien on any asset of the Company or its Subsidiaries, whether or not such Debt is assumed by the Company or its Subsidiaries, and all Debt of other Persons guaranteed, directly or indirectly, by the Company or its Subsidiaries to the extent of such guarantee. (Section
101)

   "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, charge, security interest, assignment, encumbrance, conditional sale or other title retention agreement; provided, however, that Lien shall not include a trust established for the purpose of defeasing any Debt pursuant to the terms evidencing or providing for the issuance of such Debt if the assets of such trust are limited to cash and U.S. Government Obligations. (Section 101)

   "Senior Indebtedness" means Debt of the Company that ranks at least pari passu with the Debt Securities. (Section 101)

   "Subsidiary" of a Person means any corporation more than 50% of the outstanding securities having ordinary voting power of which is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or any partnership or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned. For the purposes of this definition, securities or ownership interests "having ordinary voting power" means securities or other equity interests that ordinarily have voting power for the election of directors, or persons having management power with respect to the Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency. (Section 101)

   Limitation on Sale/Leaseback Transactions. The Indenture provides that the Company and its Subsidiaries will not enter into any Sale/Leaseback Transaction with any Person (other than the Company and its Subsidiaries) unless either:
(i) the Company and its Subsidiaries would be entitled to incur Debt, in a principal amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction, secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to the covenant described under "-Limitation on Liens" above without equally and ratably securing the Debt Securities pursuant to such covenant; (ii) after the date of the original issuance of the Offered Debt Securities and within a period commencing six months prior to the effective date of such Sale/Leaseback Transaction and ending six months thereafter, the Company or its Subsidiaries has expended or will expend for any property (including amounts expended for the acquisition thereof, and for additions, alterations, improvements and repairs thereto) an amount equal to all or a portion of the net proceeds received from such transaction and elects to designate such amount as a credit against the application of the restrictions set forth hereunder and under "-Limitation on Liens" to such transaction (with any such amount not being so designated to be applied as set forth in (iii) below); or (iii) the Company, during or immediately after the expiration of the six months after the effective date of any such Sale/Leaseback Transaction, applies to the voluntary defeasance or retirement of the Debt Securities of any series or any of the Company's other Senior Indebtedness an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such transaction or the Attributable Debt as determined by the Company in an officer's certificate delivered to the Trustee at the time of entering into such transaction (in either case adjusted to reflect the remaining term of the lease and any amount utilized by the Company or its Subsidiaries as set forth in (ii) above), less an amount equal to the principal amount of the Debt Securities of any series delivered within six months after the date of such arrangement to the Trustee for retirement and cancellation, excluding retirements of Debt Securities of any series or of any Senior Indebtedness pursuant to mandatory sinking fund or mandatory prepayment provisions or by payment at maturity. (Section 1006)

   "Attributable Debt," when used in connection with a Sale/Leaseback Transaction, means, at the time of determination, the then present value of the total net amount of rent required to be paid under the lease in respect of such Sale/Leaseback Transaction during the remaining term thereof (including any period for which such lease has been extended) or until the earlier date on which the lessee may terminate such lease upon payment of a penalty or a lump-sum termination payment (in which case the total net rent shall include such penalty or termination payment), computed by discounting from the respective due dates to such dates such total net amount of rent at the actual interest factor included in such rent or implicit in the terms of the applicable Sale/Leaseback Transaction, as determined in good faith by the Company. For purposes of the foregoing definition, rent shall not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon the amount of sales or deliveries, maintenance and repair, insurance, taxes, assessments, water rates and similar charges. (Section 101)

   "Sale/Leaseback Transaction" means any arrangement with any Person providing for the leasing by the Company or its Subsidiaries, for a period of more than three years of any property or assets, which property or assets have been or are to be sold or transferred by the Company or its Subsidiaries to such Person in contemplation of such leasing. (Section 101)

   Events of Default. Unless otherwise provided in a Prospectus Supplement with respect to any series of Debt Securities, the following shall constitute Events of Default under the Indenture with respect to the Debt Securities of such series issued under such Indenture: (i) failure to pay principal of, or premium, if any, on, any Debt Security of such series when due at final maturity; (ii) failure to pay any interim principal payment or any interest on any Debt Security of such series when due, and continuance of such default for a period of 30 days; (iii) failure to deposit any mandatory sinking fund payment or analogous obligation, when due, in respect of the Debt Securities of such series, and continuance of such default for a period of 30 days; (iv) failure to observe or perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture for the benefit of a series of Debt Securities other than such series), continued for a period of 60 days after written notice of such failure as provided in the Indenture; (v) certain events of bankruptcy, insolvency or reorganization; (vi) failure to pay at final maturity, or upon the declaration of acceleration of payment of, Debt for borrowed money of the Company or any Subsidiary of the Company (other than a failure to pay being contested in good faith by the Company or its Subsidiaries with respect to Debt consisting of an obligation to pay all or part of the acquisition consideration of an acquired business or asset) of $10 million or more (whether the Debt now exists or is hereafter created) as a result of the occurrence of one or more events of default as defined in any mortgages, indentures or instruments under which such Debt may have been issued or by which such Debt may have been secured, and the failure to pay is not cured or the acceleration is not rescinded, annulled or cured, in any case prior to the expiration of 30 days after the date the failure to pay or acceleration occurred; and (vii) any other Event of Default as may be specified with respect to Debt Securities of such series. (Section 501)

   If an Event of Default (except for an Event of Default described  in  clause
(v) above) with respect to any outstanding series of Debt Securities occurs and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the outstanding Debt Securities of such series may declare the unpaid principal amount (or, if the Debt Securities of that series are discounted Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of the applicable series and the interest, if any, accrued thereon to be due and payable immediately. If an Event of Default with respect to Debt Securities of any series at any time outstanding described in clause (v) above occurs and is continuing, then the principal amount of all the Debt Securities of such series will be immediately due and payable without any act on the part of the Trustee or any Holder. At any time after a declaration or occurrence of acceleration has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in principal amount of the outstanding Debt Securities of such series may, under certain circumstances, rescind and annul such acceleration and its consequences; provided that no such rescission or annulment shall extend to or otherwise affect any subsequent default or impair any right consequent thereon. (Section 502) Depending on the terms of other indebtedness of the Company outstanding from time to time, an Event of Default under the Indenture may give rise to cross defaults on such other indebtedness of the Company.

   The Indenture provides that the Trustee will, within 90 days after the occurrence of a default (defined herein) in respect of any series of Debt Securities, give to the Holders of the Debt Securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of the Debt Securities of such series; and provided, further, that such notice shall not be given until at least 30 days after the occurrence of a default in the performance, or breach, of any covenant or warranty of the Company under such Indenture other than for the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any Debt Securities of such series. For the purpose of this provision, "default" with respect to Debt Securities of any series means any event which is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the Debt Securities of such series. (Section 602)

   The Holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the Indenture) have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series (or of all outstanding Debt Securities under the Indenture). (Section 511) The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. (Section 601) Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of the Debt Securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction. (Section 603)

   The Holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all Debt Securities outstanding under the Indenture) may, on behalf of the Holders of all Debt Securities of such series (or of all Debt Securities outstanding under the Indenture), waive any past default under the Indenture, except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each outstanding Debt Security affected. (Section 512) The Holders of a majority in principal amount of the outstanding Debt Securities affected thereby may, on behalf of the Holders of all such Debt Securities, waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1008)

   The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1007)

   Modification of the Indenture. Modifications of and amendments to the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the outstanding Debt Securities under the Indenture affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby (i) change the Stated Maturity date of the principal of, or any installment of principal of or interest on, any Debt Security; (ii) reduce the principal amount of, or the premium (if any) or interest on, any Debt Security; (iii) change the place or currency, currencies, or currency unit or units of payment of principal of, or premium (if any) or interest on, any Debt Security; (iv) alter the method of computation of any amount payable on redemption, repayment or purchase, if any; (v) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; or (vi) reduce the percentage in principal amount of outstanding Debt Securities the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section
902)

   The Indenture provides that the Company and the Trustee may, without the consent of any Holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of (i) adding to the Company's covenants or adding additional Events of Default for the protection of the Holders of the Debt Securities, (ii) establishing the form or terms of Debt Securities of any series, (iii) evidencing the acceptance of appointment by a successor trustee,
(iv) securing Debt Securities of any series, (v) evidencing the assumption by a successor Person of the obligations of the Company or (vi) curing ambiguities or inconsistencies in the Indenture, provided that such action to cure ambiguities or inconsistencies shall not adversely affect the interests of the Holders of the Debt Securities. (Section 901)

   Limitations on Mergers, Consolidations and Sale of Assets. The Indenture provides that the Company will not consolidate with or merge into any Person, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to any Person, unless: (i) the Person formed by or surviving such consolidation or merger (if other than the Company), or to which such sale, lease, conveyance, transfer or other disposition shall be made (collectively, the "Successor"), is a corporation, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form satisfactory to the Trustee all of the obligations of the Company under the Indenture and the Debt Securities; (ii) immediately after giving effect to such transaction and treating any Debt that becomes an obligation of the Company or its Subsidiaries as a result thereof as having been incurred by the Company or its Subsidiaries at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; (iii) if, as a result of such transaction, property or assets of the Company or its Subsidiaries would become subject to a Lien prohibited by the provisions described under "-- Limitation on Liens," the Company or the Successor shall have secured the Debt Securities as required by that covenant; and (iv) the Company shall have delivered to the Trustee an Officer's Certificate and Opinion of Counsel, each stating that such merger, consolidation, sale or conveyance and such supplemental indenture, if any, complies with the Indenture. (Section 801) Upon any such consolidation, merger or asset transfer, the Successor shall be substituted for the Company and, thereafter (except in the case of a lease) the Company shall be relieved of all obligations and covenants under the Indenture and the Debt Securities. (Section
802)

   Discharge and Defeasance. The Company may terminate its obligations under the Indenture, other than its obligation to pay the principal of (and premium, if any) and interest on the Debt Securities of any series and certain other obligations, if it: (i) irrevocably deposits or causes to be irrevocably deposited with the Trustee as trust funds cash or U.S. Government Obligations, or a combination thereof, maturing as to principal and interest sufficient to pay the principal of, any premium on, any interest on, and any mandatory sinking fund payments in respect of, all outstanding Debt Securities of such series on the Stated Maturity of such payments or on any Redemption Date; (ii) delivers to the Trustee an Opinion of Counsel to the effect that the Holders of Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, satisfaction and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same time as would have been the case if such deposit, satisfaction and discharge had not occurred; and (iii) complies with any additional conditions specified to be applicable with respect to the covenant defeasance of Debt Securities of such series. (Section 401)

   The terms of any series of Debt Securities may also provide for legal defeasance. In such case, if the Company: (i) irrevocably deposits or causes to be irrevocably deposited cash or U.S. Government Obligations or a combination thereof as described above; (ii) delivers to the Trustee the Opinion of Counsel as described above, except that the opinion must state that it is based on a ruling by the Internal Revenue Service or other change since the date of the Indenture under applicable Federal income tax law; (iii) makes a request to the Trustee to be discharged from its obligations on the Debt Securities of such series; and (iv) complies with any additional conditions specified to be applicable with respect to legal defeasance of Debt Securities of such series, then the Company shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Debt Securities of such series, and the obligations of the Company under the Indenture and the Debt Securities of such series, to pay the principal of (and premium, if any) and interest on the Debt Securities of such series shall cease, terminate and be completely discharged, and the Holders thereof shall thereafter be entitled only to payment out of the cash or U.S. Government Obligations deposited with the Trustee as aforesaid, unless the Company's obligations are revived and reinstated because the Trustee is unable to apply such trust fund by reason of any legal proceeding, order or judgment. (Sections 403 and 404)

   Notwithstanding the foregoing, no discharge or defeasance described above shall affect the following obligations to or rights of the Holders of any series of Debt Securities: (i) rights of registration of transfer and exchange of Debt Securities of such series; (ii) rights of substitution of mutilated, defaced, destroyed, lost or stolen Debt Securities of such series, if applicable; (iii) rights of Holders of Debt Securities of such series to receive payments of principal thereof and premium and interest, if any, thereon when due and to receive mandatory sinking fund payments, if any, thereon when due from the trust funds held by the Trustee; (iv) the rights, obligations, duties and immunities of the Trustee; (v) the rights of holders of Debt Securities of such series as beneficiaries with respect to property deposited with the Trustee payable to all or any of them; and (vi) the obligations of the Company to maintain an office or agency in respect of Debt Securities of such series.

   "U.S. Government Obligations" is defined in the Indenture as direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is guaranteed by, the United States of America, or to the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged, or beneficial interests in a trust the corpus of which consists exclusively of money or such obligations or a combination thereof. (Section 101)

   Form, Exchange, Registration and Transfer. Debt Securities are issuable in definitive form as Registered Debt Securities, as Bearer Debt Securities or both. (Section 301) Reference is made to the Prospectus Supplement for the terms relating to the form, exchange, registration and transfer of Bearer Debt Securities (which may be more or less restrictive than terms described herein for Registered Debt Securities) and Debt Securities issuable in temporary or permanent global forms.

   Registered Debt Securities of any series will be exchangeable for other Registered Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. (Section 305)

   Registered Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar in accordance with the terms of the Indenture. The Company has appointed the Trustee as Security Registrar. (Section 305) If a Prospectus
Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that if Debt Securities of a series are issuable solely as Registered Debt Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002)

   In the event of any redemption in part, the Company shall not be required to: (i) issue, register the transfer of or exchange Registered Debt Securities of any series during a period beginning at the opening of business 15 days prior to the mailing of a notice of redemption and ending on the close of business on the day of mailing of the relevant notice of redemption; or (ii) register the transfer of or exchange any Registered Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Debt Security being redeemed in part. (Section 305)

   Payment and Paying Agents. Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Registered Debt Securities will be made in the designated currency or currency unit at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Debt Securities will be made to the Person in whose name such Registered Debt Security is registered at the close of business on the Regular Record Date for such interest. (Section 307)

   Unless otherwise indicated in an applicable Prospectus Supplement, the Corporate Trust Office of the Trustee in New York, New York, will be designated as a Paying Agent for the Company for payments with respect to Debt Securities which are issuable solely as Registered Debt Securities. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for such series. (Section 1002)

   All moneys paid by the Company to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to the Company, and the Holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof. (Section 1003)

   Global Securities. The Offered Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be issued to and registered in the name of the depositary (the "Depositary") identified in the Prospectus Supplement, or its nominee, relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until a Global Security is exchanged in whole or in part for the individual Debt Securities represented thereby, such Global Security may not be transferred except as a whole by the Depositary to its nominee, or by a nominee of such Depositary to such Depositary or another nominee of such Depositary, or by such Depositary or any such nominee to a successor Depositary or nominee of such successor Depositary. (Section 204)

   The specific terms of the depositary arrangement with respect to a series of Offered Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

   Upon the issuance of a Global Security, the Depositary or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with the Depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depositary ("Participants") or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

   So long as the Depositary or its nominee is the registered owner of a Global Security, such registered owner will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

   Payments of principal of and premium, if any, and interest, if any, on Debt Securities represented by a Global Security registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   The Company expects that the Depositary or its nominee, immediately upon receipt of any payment of principal, premium or interest in respect of a Global Security, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the sole responsibility of such Participants.

   The Company has no control over the practices of the Depositary or the Participants, and there can be no assurance that these practices will not be changed. If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company by the effective date of the resignation of the Depositary, the Company will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

   Meetings. The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series. (Section 1301) A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as described under "-Notices" below. (Section 1302) Except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described under "-Modification of the Indenture" above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described under "-Modification of the Indenture" above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority in principal amount of the Outstanding Debt Securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Subject to the proviso set forth above, any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series. (Section 1304)

   Notices. Notices to Holders of Registered Debt Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Section 107)

   The Trustee. The Indenture contains certain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases and to realize on certain property received with respect to any such claims, as security or otherwise. (Section 613) The Trustee is permitted to engage in other transactions, except that if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign. (Section 608)

   The Trustee may make loans to the Company and its Subsidiaries and affiliates from time to time in the ordinary course of business and at prevailing interest rates. In addition, the Trustee may from time to time serve as a depositary of funds of, and perform other services for, the Company and its Subsidiaries and affiliates.


                             PLAN OF DISTRIBUTION

   The Company may sell the Securities directly to one or more purchasers or to or through underwriters, dealers or agents. Any such underwriters, dealers or agents involved in the offer and sale of Securities will be named in the Prospectus Supplement relating thereto. The Prospectus Supplement with respect to such Securities will set forth the terms of the offering of the Securities, including the purchase price of the Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Securities may be listed.

   The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Prospectus Supplement will describe the method of distribution of the Securities.

   If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. If an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   If a dealer is used in an offering of Securities, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of sale. The terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

   Any agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth (or the method by which such commissions may be determined), in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

   If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable by the Company for solicitation of such contracts.

   Dealers and agents named in a Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act of 1933) of the Securities. Underwriters, dealers and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

   There can be no assurance that a secondary market will be created for any of the Securities or, if such a market is created, that it will continue.


                                 LEGAL MATTERS

   The validity of the Securities will be passed upon for the Company by Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., New Orleans, Louisiana.


                                    EXPERTS

   The consolidated balance sheets of the Company as of October 31, 1996 and 1997 and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended October 31, 1997, and the financial statement schedule incorporated by reference in this Registration Statement, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of such firm as experts in accounting and auditing.



   NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.




                               TABLE OF CONTENTS

                                                          PAGE
Available Information                               2
Documents Incorporated by Reference                 2
The Company                                         3
Use of Proceeds                                     3
Ratio of Earnings to Fixed Charges                  4
Description of Class A Common Stock                 4
Description of Preferred Stock                      5
Description of Debt Securities                      5
Plan of Distribution                                14
Legal Matters                                       15
Experts                                             15


                               $500,000,000

                                   LOGO


                                  STEWART
                             ENTERPRISES, INC.




                            CLASS A COMMON STOCK
                               PREFERRED STOCK
                               DEBT SECURITIES


                                 PROSPECTUS


                                JULY 17, 1998


                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

      The estimated fees and expenses payable by the Company in connection with the issuance and distribution of the Securities registered hereunder are as follows:

            Registration Fee                                   $ 147,500
            Printing Costs                                       120,000
            Legal Fees and Expenses                              150,000
            Accounting Fees and Expenses                         100,000
            Rating Agents' Fees                                  250,000
            Blue Sky Fees and Expenses                            20,000
            Trustee's and Registrar's Fees                        15,000
            Miscellaneous                                         97,500
                                                               ---------
            Total                                              $ 900,000
                                                               =========

ITEM 15. Indemnification of Directors and Officers.

   Section 83 of the Louisiana Business Corporation Law gives Louisiana corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers; gives a director or officer who successfully defends an action the right to be so indemnified, subject to specific conditions and exclusions; and authorizes Louisiana corporations to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, authorization of shareholders or otherwise.

   The Company's  By-laws  make  mandatory the indemnification of directors and officers permitted by the Louisiana  Business Corporation Law.  The standard to be applied in evaluating any claim for  indemnification  (excluding  claims for expenses  incurred  in connection with the successful defense of any proceeding or matter therein for  which  indemnification is mandatory without reference to any such standard) is whether the  claimant acted in good faith and in a manner he reasonably believed to be in, or  not  opposed to, the best interests of the corporation.  With respect to any criminal  action  or proceeding, the standard is  that  the  claimant  had  no reasonable cause to believe  the  conduct  was unlawful.  No indemnification is  permitted  in  respect of any claim, issue or matter as to which a director or officer shall have been adjudged by a court of competent jurisdiction to be liable for willful or intentional misconduct or to have obtained an improper personal benefit, unless, and only to the extent that
the  court  shall  determine  upon  application  that,  in   view  of  all  the
circumstances  of the case, he is fairly and reasonably entitled  to  indemnity for such expenses which the court shall deem proper.

   The Company has in effect a directors' and officers' liability insurance policy that provides for indemnification of its officers and directors against losses arising from claims asserted against them in their capacities as officers and directors, subject to limitations and conditions set forth in such policy.

   The Company has entered into indemnity agreements with each of its directors and executive officers, pursuant to which the Company has agreed under certain circumstances to purchase and maintain directors' and officers' liability insurance, unless such insurance is not reasonably available or, in the reasonable judgment of the Board of Directors, there is insufficient benefit to the Company from such insurance. The agreements also provide that the Company will indemnify each director and executive officer against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving him by reason of his position as director or officer that are in excess of the coverage provided by any such insurance, provided that he meets certain standards of conduct.

   The Underwriters have also agreed to indemnify the directors and certain of the Company's officers against certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that such directors and officers may be required to make in respect thereof.

ITEM 16. Exhibits.

   1.1   - Form of Equity Underwriting Agreement*

   1.2   - Form of Debt Underwriting Agreement*

   4.1   - Amended and Restated  Articles  of  Incorporation of the Company, as
           amended (incorporated by reference to  Exhibit  3.1 to the Company's
           Quarterly  Report  on  Form 10-Q for the quarter ended  January  31,
           1996)

   4.2 - By-laws of the Company, as amended (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1997)

    4.3 - Specimen of Class A Common Stock certificate (incorporated by reference to Exhibit 4.2 to Amendment No. 3 to the Company's
           Registration Statement on Form S-1 (Registration No. 33-42336) filed with the Commission on October 7, 1991)

    4.4  - Indenture  dated  as  of  December  1,  1996 between the Company and
           Citibank, N.A., as trustee (incorporated by reference to Exhibit 4 to the Company's Registration Statement on Form S-3 (Registration
           No. 333-14467) filed with the Commission on October 18, 1996), as supplemented by the First Supplemental Indenture dated as of April
           24,  1998  between  the  Company  and  Citibank,  N.A.,  as  trustee
           (incorporated  by reference to Exhibit 4.1 to the Company's  Current
           Report on Form 8-K filed with the Commission on April 24, 1998)

    5    - Opinion of  Jones,  Walker,  Waechter, Poitevent, Carrere & Denegre,
           L.L.P.

    12   - Computation of ratio of earnings to fixed charges

    23.1 - Consent of PricewaterhouseCoopers LLP

    23.2 - Consent   of   Jones,   Walker,  Waechter,   Poitevent,   Carrere  &
           Denegre,  L.L.P. (included in Exhibit 5)

    24   - Power   of  Attorney  (included  in  the  signature  pages  to  this
           Registration Statement)

    25   - Statement  of  Eligibility  of  Trustee on Form T-1 (incorporated by reference to Exhibit 25 to the Company's  Registration  Statement on
           Form  S-3 (Registration No. 333-14467) filed with the Commission  on
           October 18, 1996)
____________

*To be filed by amendment.

ITEM 17. Undertakings.

    (a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

            (iii) To include any material information with  respect to the plan
         of   distribution   not  previously  disclosed  in  this  registration
         statement  or  any  material   change  to  such  information  in  this
         registration statement;

         Provided, however, that paragraphs  (a)(1)(i)  and  (a)(1)(ii)  do not apply  if  the  information  required  to  be  included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the
    Registrant  pursuant  to  Section  13 or Section 15(d)  of  the  Securities
    Exchange  Act  of  1934  that  are  incorporated   by   reference  in  this
    registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the
Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)  Insofar  as  indemnification  for   liabilities   arising   under  the
Securities  Act of 1933 may be permitted to directors, officers and controlling persons of the  Registrant  pursuant to the foregoing provisions, or otherwise, the Registrant has been advised  that  in  the  opinion  of  the Securities and
Exchange Commission such indemnification is against public policy  as expressed in  the  Act  and is, therefore, unenforceable.  In the event that a claim  for indemnification  against  such  liabilities  (other  than  the  payment  by the
Registrant  of  expenses incurred or paid by a director, officer or controlling person of the Registrant  in  the  successful  defense  of  any action, suit or proceeding)  is  asserted  by such director, officer or controlling  person  in connection with the securities being registered, the Registrant will, unless in the  opinion  of  its  counsel the  matter  has  been  settled  by  controlling precedent, submit to a court  of  appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it had reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on July 16,
1998.

                                          STEWART ENTERPRISES, INC.


                                          By:   /s/ Joseph P. Henican, III
                                                Joseph P. Henican, III
                                                Chief Executive Officer and
                                                Vice Chairman of the Board

                               POWER OF ATTORNEY

    KNOW  ALL  MEN  BY THESE PRESENTS, that each person whose signature appears immediately below constitutes  and  appoints  Frank  B. Stewart, Jr., Joseph P.
Henican, III, William E. Rowe and Kenneth C. Budde, or  any  one  of  them, his true  and  lawful  attorney-in-fact and agent, with full power of substitution, for him and in his name,  place  and  stead, in any and all capacities, to sign
any  and  all  amendments  (including  post-effective   amendments)   to   this
Registration  Statement,  including  any registration statement relating to the same offering filed pursuant to Rule 462(b)  under  the Securities Act of 1933, and  to  file  the  same  with  all  exhibits thereto, and other  documents  in connection therewith, with the Securities  and  Exchange  Commission,  granting unto said attorney-in-fact and agent full power and authority to do and perform each  and  every act and thing requisite and necessary to be done, as fully  to all intents  and  purposes  as he might or could do in person, hereby ratifying and confirming all that said  attorney-in-fact  and  agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                       TITLE                                 DATE
/s/ Frank B. Stewart, Jr.         Chairman of the Board                   July 16, 1998
    Frank B. Stewart, Jr.

/s/ Joseph P. Henican, III        Chief Executive Officer and             July 16, 1998
    Joseph P. Henican, III        Vice Chairman of the Board
                                  (Principal Executive Officer)

/s/ William E. Rowe               President, Chief Operating              July 16, 1998
    William E. Rowe               Officer and Director

/s/ Kenneth C. Budde              Executive Vice President, President -   July 16, 1998
    Kenneth C. Budde              Corporate Division, Chief Financial
                                  Officer, Assistant Secretary
                                  and Director

/s/ Darwin C. Fenner              Director                                July 16, 1998
    Darwin C. Fenner

/s/ John P. Laborde               Director                                July 16, 1998
    John P. Laborde

/s/ James W. McFarland            Director                                July 16, 1998
    James W. McFarland

/s/ Michael O. Read               Director                                July 16, 1998
    Michael O. Read

/s/ Dwight A. Holder              Director                                July 16, 1998
    Dwight A. Holder


                                 EXHIBIT INDEX



      EXHIBIT NO. DESCRIPTION

      5     -     Opinion of Jones,  Walker,  Waechter, Poitevent, Carrere &
                  Denegre,  L.L.P.

      12    -     Computation of ratio of earnings to fixed charges

      23.1  -     Consent of PricewaterhouseCoopers LLP

      23.2  -     Consent of Jones, Walker, Waechter,  Poitevent,  Carrere &
                  Denegre,  L.L.P. (included in Exhibit 5)

      24    -     Power  of Attorney (included in the signature pages  to  this
                  Registration Statement)